Exhibit 99.1

FINAL

Bidz.com Announces Financial Results for the Second Quarter 2009

•                  Strong financial position with approximately $31.6 million in positive working capital and zero debt

•                  Approximately 714,000 shares repurchased during the second quarter at an average price of $3.50

CULVER CITY, Calif., August 10, 2009 — Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced results for the second quarter ended June 30, 2009.

Net revenues for the second quarter of 2009 were $26.9 million, compared with $55.0 million reported in the second quarter of 2008, with domestic and international sales representing 65.7% and 34.3%, respectively. The decrease was primarily a result of the soft global economy, as well as a decrease in wholesale (B2B) merchandise sales to $0.5 million, compared with $8.4 million in the same period of 2008. As a percentage of total revenue, the Company’s international sales increased 9.2% year-over-year due to the relatively stronger demand for the Company’s products overseas.

In the second quarter 2009, gross profit was approximately $8.2 million, compared with $15.3 million in the second quarter of 2008. Gross margin in the second quarter of 2009 was 30.6%, compared with 27.9% in the same period of 2008.

“We are confident that we are continuing to take the necessary steps to position ourselves well for the long-term,” said Leon Kuperman, the Company’s President and Chief Technology Officer. “Our revenues continue to be impacted by the weakness in the global economy,  particularly the US, however we remain focused on tightly managing our expenses and further strengthening our product offering with an increased assortment of both low and high-end brand name items to meet customer demand. We are also further refining the overall customer experience and just last month launched a personal concierge service that assists our customers when making higher-end jewelry purchases. We are committed to providing great service and value, as well as brand name products to our loyal customers all over the world.”

Mr. Kuperman continued, “Additionally our new partnerships with important service providers such as Akamai, Aramex and Bill Me Later, as well as the choice of quality brand name products that are becoming increasingly available on our site will have a positive impact on our future business results. We also expect that the Collibri inventory purchased at bankruptcy auction earlier this year will become available at the end of the third quarter in time for the holidays. The combination of our extensive brand name product assortment, recent partnership initiatives, careful expense management and enhanced focus on customer experience gives us confidence that we will be able to successfully execute our strategic plan. As we look ahead, we expect to resume year over year revenue growth in the fourth quarter and throughout 2010.”

	Three Months Ended June 30,
Auction Metrics	2009	2008	% Change
Number of new buyers	38,577	64,882	-40.5%
Average selling price per order (gross)	$180	$183	-1.6%
Average orders per day	1,712	3,023	-43.4%
Average items sold per day	5,956	10,082	-40.9%
Average items sold per transaction	3.5	3.3	4.3%
Acquisition cost per new buyer	$55	$48	14.6%
Gross Margin $ per average order	$55	$51	7.9%

Recent Key Developments:

•                  In the second quarter of 2009, the Company spent approximately $2.5 million to repurchase 714,000 shares at an average price of approximately $3.50. Approximately $16.5 million still remains under authorized plan. The Company intends to continue to make additional share repurchases from time to time based upon market conditions, stock price, and other considerations

•                  As of June 30, 2009 the Company has spent a total of $17.0 million to cumulatively repurchase 2.9 million shares at an average price of approximately $5.85 since the inception of its stock repurchase program in June, 2007

•                  The Company has been ranked #2 in Internet Retailer’s Online Jewelry Category and #71 in Top 500 Guide of the largest e-retailers. Bidz.com improved its ranking from #74 in the 2008 guide. This is the fourth consecutive year that Bidz.com has been on the list.

•                  The Company now offers Bill Me Later — No Payment for 90 Days option for online purchases on Bidz.com and Buyz.com, effective July 1, 2009

•                  The Company signed a multi-year deal with Aramex to offer cost effective transportation/shipping services to its customers in 15 Middle East countries — the service will launch sometime in the third quarter of 2009.

•                  The Company was awarded the #1 spot in the Business Journal’s annual list of the most profitable Los Angeles companies as of June 30, 2009, based on a three-year average return on equity.

Operating expenses in the second quarter 2009 were $7.1 million compared to $9.0 million in the prior year period. The dollar decrease in expenses was primarily due to the Company’s aggressive cost cutting initiatives in virtually all areas of operations, administration, sales and marketing.

The Company’s pre-tax income for the second quarter of 2009 was $1.2 million, compared to $6.3 million in the prior year period. The Company’s income tax expense decreased to $0.5 million in the second quarter of 2009, compared to $2.7 million in the prior year period, and the effective tax rate was 46.7% versus 42.3% in the same period of 2008.

Net income for the second quarter of 2009 was approximately $0.6 million, or $0.03 per fully diluted share on 22.9 million weighted average shares outstanding, compared to net income of $3.6 million, or $0.14 per fully diluted share on 25.7 million weighted average shares outstanding in the same period of 2008.

The Company’s revenues for the six months ended June 30, 2009 were $58.1 million, compared with $116.9 million reported for the six months ended June 30, 2008. Gross profit was $18.4 million compared with $33.4 million in the six months ended June 30, 2008. Gross margin for the first sixth months ended June 30, 2009, was 31.7% versus 28.5% in the first half of 2008. Income from operations in the first six months of 2009 was $3.7 million or 6.4% of sales as compared to $14.1 million or 12.0% of sales in the same period a year ago.

The Company’s pre-tax income for the six months ended June 30, 2009 was $3.7 million compared with $14.0 million in the prior year period. The Company’s income tax expense decreased to $1.6 million in the six months ended June 30, 2009 from $5.8, million in the prior year period, and the effective tax rate increased to 42.2% from 41.4%. Net income for the six months ended June 30, 2009 was $2.1 million, or $0.09 per fully diluted share on 22.9 million weighted average shares outstanding, compared to $8.2 million, or $0.32 per fully diluted share on 25.8 million weighted average shares outstanding, in the same period of 2008.

As of June 30, 2009, the Company had approximately $1.5 million in cash. Additionally, the Company had $31.6 million in positive working capital, no long-term debt and a zero balance on its $25 million line of credit. The Company believes that its positive cash flow, strong liquidity and revolving line of credit are among its core financial strengths. However, as the Company builds its inventory prudently for the important holiday season, it expects to utilize a small portion of its credit line for seasonal working capital needs. The Company continues to improve its financial position and believe that it has the balance sheet strength, liquidity and free cash flow it needs to make further progress on its core strategies, as the Company navigates the current economic downturn.

Business Outlook/Guidance

The Company anticipates that net revenue will be lower for the third quarter of 2009 as the third quarter is seasonally one of the weakest periods for jewelry sales.

The Company is introducing new revenue guidance for the third quarter of 2009 of $22-$24 million, gross profit margin of approximately 28-30%, pre-tax income of approximately $0.2-$1.0 million and expects fully taxed GAAP EPS of $0.01-$0.03.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (August 10, 2009) at 1:30 p.m., Pacific Time. The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investors.bidz.com/.

For those unable to participate during the live broadcast, the webcast will be archived for 90 days and a replay will be available beginning Monday, August 10, 2009 at 7:30 p.m. ET, through August 24, 2009 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 4119654.

About Bidz.com

Bidz.com, Inc. founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through at live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchased from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.
Andrew Greenebaum, 310-829-5400
andrewg@addocommunications.com

Tables to follow

##

Bidz.com, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	December 31,	June 30,
	2008	2009
		(Unaudited)
Assets
Current assets:
Cash	$4,456	$1,533
Accounts receivable	591	409
Inventories, net of reserves of $820 and $1,455 at December 31, 2008 and June 30, 2009, respectively	37,657	39,916
Other receivable (includes related party amounts of $102 and $167 at December 31, 2008 and June 30, 2009, respectively)	1,041	1,509
Current deferred tax assets	1,950	1,879
Other current assets	689	931
Total current assets	46,384	46,177
Long term deferred tax asset	84	263
Property and equipment, net	1,672	1,463
Intangible asset	161	161
Deposits	104	454
Total assets	$48,405	$48,518

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	$—	$—
Accounts payable (includes related party amounts of $1,364 and $1,940 at December 31, 2008 and June 30, 2009, respectively)	9,636	11,310
Accrued expenses	3,091	2,512
Deferred revenue	872	793
Total current liabilities	13,599	14,615

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2008 and June 30, 2009, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued 22,917,918 and 22,879,416 shares and outstanding 22,917,918 and 22,524,765 shares at December 31, 2008 and June 30, 2009, respectively	23	23
Additional paid in capital	24,520	22,307
Shares held in treasury, at cost; 0 and 354,651 shares at December 31, 2008 and June 30, 2009, respectively	—	(1,098)
Employees share purchase receivable	(708)	(434)
Accumulated earnings	10,971	13,105
Total stockholders’ equity	34,806	33,903

	$48,405	$48,518

Bidz.com, Inc.

Condensed Statements of Income (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009

Net revenue:
Merchandise sales	$46,389	$26,388	$103,998	$57,278
Wholesale merchandise sales (includes related party amounts of $0 and $471 for three months ended June 30 2008 and 2009, respectively, and $0 and $677 for six months ended June 30, 2008 and 2009, respectively)	8,426	471	12,628	677
Other revenue	171	86	289	166
	54,986	26,945	116,915	58,121
Cost of revenue	39,668	18,710	83,561	39,701
Gross Profit	15,318	8,235	33,354	18,420
Operating expenses:
General and administrative	5,680	4,748	11,587	9,609
Sales and marketing	3,131	2,127	7,330	4,732
Depreciation and amortization	172	193	334	373
Total operating expenses	8,983	7,068	19,251	14,714
Income from operations	6,335	1,167	14,103	3,706
Other income - interest income	10	—	23	2
Other expense - interest (expense)	(80)	(3)	(91)	(14)
Income before income tax expense	6,265	1,164	14,035	3,694
Income tax expense	2,650	544	5,815	1,560
Net income	$3,615	$620	$8,220	$2,134

Net income per share available to common shareholders - basic	$0.15	$0.03	$0.34	$0.09
Net income per share available to common shareholders - diluted	$0.14	$0.03	$0.32	$0.09
Weighted average number of shares outstanding - basic	23,828,186	22,936,808	24,183,225	22,879,979
Weighted average number of shares outstanding - diluted	25,739,058	22,936,808	25,822,351	22,879,979

Bidz.com, Inc.

Condensed Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2008	2009

Cash flows provided by (used for) operating activities:
Net income	$8,220	$2,134

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	334	373
Change in inventory reserve	(566)	635
Impairment in employees share purchase receivable	—	274
Stock-based compensation	534	335
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	823	182
Inventories	2,520	(2,894)
Other receivable	—	(468)
Current deferred tax assets	—	71
Other current assets	1,840	(242)
Increase (decrease) in liabilities:
Accounts payable	(8,038)	1,324
Accrued expenses	(1,088)	(579)
Deferred revenue	(1,237)	(79)
Net cash provided by operating activities	3,342	1,066

Cash flows used for investing activities:
Capital expenditures	(431)	(164)
Disposal of fixed assets	19	—
Net cash used for investing activities	(412)	(164)
Cash flows provided by (used for) financing activities:
Long term deferred tax asset	—	(179)
Revolving credit line	(327)	—
Proceeds from exercise of stock options	130	—
Tax benefit from stock based compensation	42	(70)
Purchase of treasury stock	(6,965)	(3,576)
Net cash used for financing activities	(7,120)	(3,825)

Net increase (decrease) in cash	(4,190)	(2,923)
Cash, beginning of period	4,808	4,456
Cash, end of period	$618	$1,533

Supplemental disclosure of cash flow information:

Interest paid	$91	$14

Income taxes paid	$6,472	$2,000

Supplemental disclosure of non-cash investing and financing activities:

Retirement of treasury shares	$7,349	$2,478